Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2021 RESULTS

DALLAS--(BUSINESS WIRE)—November 8, 2021-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE: KOS) announced today its financial and operating results for the third quarter of 2021. For the quarter, the Company generated a net loss of $29 million, or $0.07 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $43 million, or $0.11 per diluted share for the third quarter of 2021.

Commenting on the Company’s third quarter 2021 performance and subsequent events, Chairman and Chief Executive Officer Andrew G. Inglis said: “With the recently executed transactions, Kosmos has significantly enhanced the outlook for the Company. The Oxy Ghana transaction accelerates our strategic delivery with increased near-term production and cash flow driving down leverage. The cash flow from the acquired assets also supports our portfolio transition to LNG at a time of increasing global gas demand.

Operationally, Kosmos delivered in line with expectations for the quarter, taking account of the impact of Hurricane Ida in the Gulf of Mexico. At Tortue, the project continued to make good progress, and we now have a clear funding path to first gas following the successful completion of the FPSO sale and leaseback announced in the third quarter. This transaction materially reduces our outstanding capital to first gas with the remainder expected to be funded through organic free cash flow.

Looking forward, growing production and increased exposure to current oil prices as 2021 hedges roll off give us visibility to materially higher EBITDAX and cash flow in 2022, with leverage expected to continue to fall. Over the next year, we also expect to substantially de-risk the delivery of Tortue Phase 1 while advancing Phase 2 to maximize the value of our significant gas resources in Mauritania and Senegal. With the right portfolio for the future and a strengthened balance sheet, we are excited about the outlook for Kosmos.”

THIRD QUARTER 2021 HIGHLIGHTS

•Completed Greater Tortue Ahmeyim (GTA) floating production, storage and offloading vessel (FPSO) transaction, reducing GTA project capital expenditure to first gas

•Net Production(2): 49,300 barrels of oil equivalent per day (boepd) with sales of 32,700 boepd, resulting in a material net underlift position of approximately 1.5 million barrels of oil (excluding impact of Ghana acquisition)

•Revenues: $199 million, or $66.10 per boe (excluding the impact of derivative cash settlements)

•Production expense: $50 million, or $16.72 per boe

•General and administrative expenses: $22 million, $14 million cash expense and $8 million non-cash

•Capital expenditures:
•$72 million Base Business
•$14 million Mauritania and Senegal

•Post quarter end, announced and completed the acquisition of additional interests in Ghana from Occidental Petroleum ("Oxy") for approximately $550 million

FINANCIAL UPDATE

In August 2021, Kosmos successfully completed the GTA FPSO transaction, a major step in the funding path for the project. The transaction significantly reduces the outstanding capital expenditures net to Kosmos with any remaining cash calls for the project in 2021 covered by the proceeds. The remaining benefits of the transaction reduce project cash calls in 2022.

The base business net capital expenditure for the third quarter of 2021 was approximately $72 million, in-line with Company guidance. Net capital expenditure related to Mauritania and Senegal in the third quarter was $14 million.

Kosmos exited the third quarter of 2021 with $2.3 billion of net debt(1) and available liquidity of approximately $0.6 billion. The increase in net debt in the quarter was primarily driven by the low sales volumes in the quarter, in line with previous guidance, as well as a working capital outflow largely due to the material underlift position and cash calls relating to the GTA project prior to the conclusion of the FPSO transaction.

Post quarter end, Kosmos announced the acquisition of additional interests in the Jubilee and TEN fields in Ghana from Oxy for approximately $550 million. Consideration due to Oxy at completion was approximately $460 million after taking into account closing adjustments.

To fund the transaction, Kosmos successfully announced and closed an equity offering of approximately $140 million and a $400 million senior notes offering.

OPERATIONAL UPDATE

Production

Total net production(2) in the third quarter of 2021 averaged approximately 49,300 boepd. Pro forma net production including the additional interest acquired in Ghana would have been approximately 65,800 boepd.

Ghana(3)

Production in Ghana averaged approximately 22,700 barrels of oil per day (bopd) net in the third quarter of 2021. As forecast, Kosmos lifted one cargo from Ghana during the third quarter.

At Jubilee, production averaged approximately 77,800 bopd gross during the quarter. At TEN, production averaged approximately 30,400 bopd gross for the third quarter.

The first Jubilee producer well (J-56P) came online early in the third quarter, adding around 10,000 bopd gross with Jubilee currently producing above 80,000 bopd. The Jubilee injector well (J-55W) came online around the end of the third quarter and is already supporting increased production levels. The second Jubilee producer well is expected to be drilled in the fourth quarter, with gross Jubilee production expected to rise to over 85,000 bopd gross once this well is online around the end of the year.

At TEN, a gas injector well came online early in the fourth quarter and is expected to add pressure support to the Ntomme field going forwards.

High reliability of the Ghana production facilities continues, with uptime of the Jubilee and TEN FPSOs averaging around 98% to the end of the third quarter. Consistently high levels of water injection (>200,000 barrels/day) and gas offtake from the Government of Ghana (>110 mmscf/day) over the same period are helping to optimize reservoir performance at Jubilee.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 17,000 boepd net (81% oil) during the third quarter, including the previously announced impact of Hurricane Ida, which shut in production across the Gulf of Mexico for several weeks. The net impact for the quarter was around 4,000 boepd. Gulf of Mexico production was restored to around pre-hurricane levels in September.

In September, Kosmos and its partners started drilling an appraisal well on the Winterfell discovery. The appraisal well will evaluate the adjacent fault block to the northwest of the original discovery, which has the same seismic signature as Winterfell, with an exploration tail into a deeper horizon. The Winterfell discovery is located within tie back distance to several existing and planned host facilities.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 29,900 bopd gross and 9,600 bopd net in the third quarter of 2021. As forecast, Kosmos lifted 0.5 cargos from Equatorial Guinea during the quarter.

The first of three planned infill wells in the Okume Complex was completed in August 2021 with hookup currently in progress. In the third quarter of 2021, the operator commenced drilling an additional well, which is expected to be online in the fourth quarter of 2021. The third planned well is now expected to be deferred, as the rig is being utilized to plug and abandon an existing well in Equatorial Guinea and is required to mobilize for its next contract before it can complete the drilling of the last well.

Mauritania & Senegal

The Greater Tortue Ahmeyim liquified natural gas (LNG) project has made steady progress year-to-date with the following milestones achieved in the third quarter and post quarter-end.

•FLNG: Mechanical completion activities have commenced with instrument loop checks
•FPSO: Topsides integration and hull and living quarters mechanical completion activities have commenced
•Breakwater: Commenced fabrication of the 20th caisson (of 21) with 12 installed
•Subsea: Nouakchott and Dakar marine supply bases established

The Company is currently working to re-finance the National Oil Company loans.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.
(3) 3Q net production numbers exclude any impact from the Oxy Ghana acquisition

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2021 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the RBL Facility, Corporate revolver, and GoM Term Loan less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues and other income:
Oil and gas revenue	$198,936	$224,786	$759,455	$529,880
Gain on sale of assets	1,538	—	1,564	—
Other income, net	66	1	210	2
Total revenues and other income	200,540	224,787	761,229	529,882

Costs and expenses:
Oil and gas production	50,316	84,277	211,871	234,627
Facilities insurance modifications, net	1,554	2,465	3,495	10,555
Exploration expenses	23,982	13,977	41,452	74,293
General and administrative	22,459	18,269	66,628	57,366
Depletion, depreciation and amortization	64,914	111,231	292,616	326,390
Impairment of long-lived assets	—	—	—	150,820
Interest and other financing costs, net	26,873	27,068	90,727	83,177
Derivatives, net	38,224	1,187	252,606	(34,776)
Other expenses, net	194	2,805	1,003	27,962
Total costs and expenses	228,516	261,279	960,398	930,414

Loss before income taxes	(27,976)	(36,492)	(199,169)	(400,532)
Income tax expense (benefit)	621	892	(22,617)	19,010
Net loss	$(28,597)	$(37,384)	$(176,552)	$(419,542)

Net loss per share:
Basic	$(0.07)	$(0.09)	$(0.43)	$(1.04)
Diluted	$(0.07)	$(0.09)	$(0.43)	$(1.04)

Weighted average number of shares used to compute net loss per share:
Basic	408,520	405,409	408,009	405,131
Diluted	408,520	405,409	408,009	405,131

Dividends declared per common share	$—	$—	$—	$0.0452

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$111,329	$149,027
Receivables, net	75,857	78,813
Other current assets	228,735	172,451
Total current assets	415,921	400,291

Property and equipment, net	3,442,897	3,320,913
Other non-current assets	294,906	146,389
Total assets	$4,153,724	$3,867,593

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$143,155	$221,430
Accrued liabilities	180,725	203,260
Current maturities of long-term debt	30,000	7,500
Other current liabilities	107,863	28,009
Total current liabilities	461,743	460,199

Long-term liabilities:
Long-term debt, net	2,368,240	2,103,931
Deferred tax liabilities	505,253	573,619
Other non-current liabilities	531,736	289,690
Total long-term liabilities	3,405,229	2,967,240

Total stockholders’ equity	286,752	440,154
Total liabilities and stockholders’ equity	$4,153,724	$3,867,593

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating activities:
Net loss	$(28,597)	$(37,384)	$(176,552)	$(419,542)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	67,511	113,486	300,404	333,120
Deferred income taxes	1,119	(19,935)	(68,366)	3,715
Unsuccessful well costs and leasehold impairments	11,907	3,483	16,772	24,338
Impairment of long-lived assets	—	—	—	150,820
Change in fair value of derivatives	36,130	(541)	259,289	(32,156)
Cash settlements on derivatives, net(1)	(53,640)	(17,910)	(150,255)	16,904
Equity-based compensation	8,122	8,699	24,011	26,392
Gain on sale of assets	(1,538)	—	(1,564)	—
Loss on extinguishment of debt	—	678	15,223	2,893
Other	(2,097)	144	(2,763)	6,673
Changes in assets and liabilities:
Net changes in working capital	(137,331)	32,773	(72,358)	(92,500)
Net cash provided by (used in) operating activities	(98,414)	83,493	143,841	20,657

Investing activities
Oil and gas assets	(86,726)	(80,183)	(377,125)	(215,425)
Other property	(585)	(302)	(725)	(1,838)
Proceeds on sale of assets	3,395	—	5,327	1,713
Notes receivable from partners	(5,531)	(11,212)	(41,712)	(53,574)
Net cash used in investing activities	(89,447)	(91,697)	(414,235)	(269,124)

Financing activities:
Borrowings on long-term debt	150,000	150,000	250,000	300,000
Payments on long-term debt	—	—	(400,000)	—
Advances under production prepayment agreement	—	—	—	50,000
Net proceeds from issuance of senior notes	—	—	444,375	—
Redemption of senior secured notes	—	—	—	—
Purchase of treasury stock / tax withholdings	(63)	—	(1,100)	(4,947)
Dividends	(68)	7	(512)	(19,174)
Deferred financing costs	(229)	(4,434)	(17,291)	(4,570)
Net cash provided by financing activities	149,640	145,573	275,472	321,309

Net increase (decrease) in cash, cash equivalents and restricted cash	(38,221)	137,369	5,078	72,842
Cash, cash equivalents and restricted cash at beginning of period	193,063	164,819	149,764	229,346
Cash, cash equivalents and restricted cash at end of period	$154,842	$302,188	$154,842	$302,188

(1)Cash settlements on commodity hedges were $(55.4) million and $(19.6) million for the three months ended September 30, 2021 and 2020, respectively, and $(142.9) million and $22.8 million for the nine months ended September 30, 2021 and 2020, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three months ended		Nine months ended		Twelve Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020	September 30, 2021
Net loss	$(28,597)	$(37,384)	$(176,552)	$(419,542)	$(168,596)
Exploration expenses	23,982	13,977	41,452	74,293	51,775
Facilities insurance modifications, net	1,554	2,465	3,495	10,555	6,101
Depletion, depreciation and amortization	64,914	111,231	292,616	326,390	452,088
Impairment of long-lived assets	—	—	—	150,820	3,139
Equity-based compensation	8,122	8,699	24,011	26,392	30,325
Derivatives, net	38,224	1,187	252,606	(34,776)	304,562
Cash settlements on commodity derivatives	(55,446)	(19,637)	(142,892)	22,811	(168,418)
Restructuring and other	(407)	1,158	1,012	18,959	11,220
Other, net	601	1,542	(9)	5,472	4,734
Gain on sale of assets	(1,538)	—	(1,564)	—	(93,727)
Interest and other financing costs, net	26,873	27,068	90,727	83,177	117,344
Income tax expense (benefit)	621	892	(22,617)	19,010	(46,836)
EBITDAX	78,903	$111,198	$362,285	$283,561	$503,711
Acquired Ghana Interest EBITDAX(1)					315,485
Pro Forma EBITDAX					$819,196

(1)Twelve Months Ended September 30, 2021 EBITDAX for the Acquired Ghana Interest of $315.5 million is comprised of Revenues of $410.8 million less direct operating expenses of $95.3 million for the acquired properties. Consistent with the definition of EBITDAX, $3.6 million of Facilities insurance modifications, net has been excluded from the results to present the Acquired Ghana Interests Twelve Months Ended September 30, 2021 EBITDAX. The results are presented on the accrual basis of accounting, however as the acquired properties were not accounted for or operated as a separate segment, division, or entity, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce. The results are not intended to be a complete presentation of the results of operations of the acquired properties and may not be representative of future operations as they do not include general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of crude oil.

Kosmos Energy Ltd.
Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net loss	$(28,597)	$(37,384)	$(176,552)	$(419,542)

Derivatives, net	38,224	1,187	252,606	(34,776)
Cash settlements on commodity derivatives	(55,446)	(19,637)	(142,892)	22,811
Gain on sale of assets	(1,538)	—	(1,564)	—
Facilities insurance modifications, net	1,554	2,465	3,495	10,555
Impairment of long-lived assets	—	—	—	150,820
Restructuring and other	(407)	1,158	1,012	18,959
Other, net	579	1,542	(208)	5,472
Loss on extinguishment of debt	—	678	15,223	2,893
Total selected items before tax	(17,034)	(12,607)	127,672	176,734

Income tax expense (benefit) on adjustments(1)	2,677	335	(37,545)	5,768
Impact of valuation adjustments and U.S. tax law changes	—	—	—	26,001
Adjusted net loss	$(42,954)	(49,656)	(86,425)	(211,039)

Net loss per diluted share	$(0.07)	$(0.09)	$(0.43)	$(1.04)

Derivatives, net	0.09	—	0.62	(0.09)
Cash settlements on commodity derivatives	(0.14)	(0.04)	(0.35)	0.06
Gain on sale of assets	—	—	—	—
Facilities insurance modifications, net	—	0.01	—	0.03
Impairment of long-lived assets	—	—	—	0.37
Restructuring and other	—	—	—	0.06
Other, net	—	—	—	0.01
Loss on extinguishment of debt	—	—	0.04	0.01
Total selected items before tax	(0.05)	(0.03)	0.31	0.45

Income tax expense (benefit) on adjustments(1)	0.01	—	(0.09)	0.01
Impact of valuation adjustments and U.S. tax law changes	—	—	—	0.06
Adjusted net loss per diluted share	$(0.11)	$(0.12)	$(0.21)	$(0.52)

Weighted average number of diluted shares	408,520	405,409	408,009	405,131

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by (used in) operating activities	$(98,414)	$83,493	$143,841	$20,657
Net cash used in investing activities - base business	(65,337)	(66,498)	(182,065)	(187,184)
Net cash used in investing activities - Mauritania/Senegal	(24,110)	(25,199)	(232,170)	(81,940)
Free cash flow	$(187,861)	$(8,204)	$(270,394)	$(248,467)

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net Volume Sold
Oil (MMBbl)	2.719	5.160	11.349	14.361
Gas (MMcf)	1.078	1.167	3.624	4.451
NGL (MMBbl)	0.111	0.122	0.365	0.457
Total (MMBoe)	3.010	5.477	12.318	15.560
Total (Boepd)	32.714	59.527	45.121	56.788

Revenue
Oil sales	$190,599	$220,653	$737,381	$517,382
Gas sales	4,508	2,314	12,727	8,146
NGL sales	3,829	1,819	9,347	4,352
Total sales	198,936	224,786	759,455	529,880
Cash settlements on commodity derivatives	(55,446)	(19,637)	(142,892)	22,811
Realized revenue	$143,490	$205,149	$616,563	$552,691

Oil and Gas Production Costs	$50,316	$84,277	$211,871	$234,627

Sales per Bbl/Mcf/Boe
Oil sales per Bbl	$70.10	$42.76	$64.97	$36.03
Gas sales per Mcf	4.18	1.98	3.51	1.83
NGL sales per Bbl	34.50	14.91	25.61	9.52
Total sales per Boe	66.10	41.05	61.65	34.05
Cash settlements on commodity derivatives per oil Bbl(1)	(20.39)	(3.81)	(12.59)	1.59
Realized revenue per Boe	47.68	37.46	50.05	35.52

Oil and gas production costs per Boe	$16.72	$15.39	$17.20	$15.08

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 1.5 million barrels as of September 30, 2021.

Hedging Summary
As of September 30, 2021(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2021:
Swaps with sold puts	Dated Brent	1,500	$53.96	$42.92	$—
Three-way collars	Dated Brent	750	40.00	32.50	53.47
Three-way collars	NYMEX WTI	250	45.00	37.50	55.00
2022:
Three-way collars	Dated Brent	4,500	56.67	43.33	76.91
Two-way collars	Dated Brent	5,000	61.00	—	82.00

(1)Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of September 30, 2021 and hedges added since quarter-end.
(2)“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 1.8 MMBbls of sold (short) calls with a strike price of $70.09 per Bbl in 2021 and 1.6 MMBbls of sold (short) calls with a strike price of $60.00 per Bbl in 2022.

2021 Guidance

4Q 2021(1)

Production(2,3)	70,000 - 72,000 boe per day

Opex	$17.00 - $18.50 per boe

DD&A	$23.00 - $25.00 per boe

G&A(~60% cash)	$24 - $26 million

Exploration Expense(4)	$20 - $22 million

Net Interest(5)	~$45 million

Tax	$7.00 - $9.00 per boe

Base Business Capex(6)	~$115 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)Assumes no pre-emption.
(2)Production assumes Oxy Ghana contribution from October 1, 2021. 4Q 2021 cargos forecast - Ghana: 4 cargos / Equatorial Guinea: 1.5 cargos. FY 2021 Ghana: 9 cargos (includes 1 Oxy Ghana cargo in 4Q) / Equatorial Guinea 4.0 cargos. Average 4Q cargo size ~900,000 barrels of oil (accounting for one Oxy Ghana cargo that was co-lifted)
(3)U.S. Gulf of Mexico Production - 4Q 2021 forecast 20,000-21,500 boe per day. Oil/Gas/NGL split for 2021: ~80%/~15%/~5%.
(4)Excludes dry hole costs. Includes Gulf of Mexico seismic acquisition deferred from 3Q.
(5)Includes ~$5 million of one off financing costs associated with the Oxy Ghana acquisition
(6)Excludes Mauritania and Senegal capital expenditures of ~$10 million and includes capital expenditures associated with the additional Ghana interests.

Source: Kosmos Energy Ltd.

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